Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

22nd Century Group, Inc. and Subsidiaries

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements

The following pro forma condensed consolidated financial statements are based on information currently available and have been prepared using certain assumptions and estimates. These unaudited pro forma condensed consolidated financial statements are intended for informational purposes only, and do not purport to represent what the Company’s financial position and results of operations actually would have been had the transactions occurred on the dates indicated, or to project the Company’s financial position or results of operations for any future date or period.

The following unaudited pro forma condensed consolidated financial statements have been derived from the Company’s historical consolidated financial statements as of and for the fiscal year ended December 31, 2022, and the interim unaudited condensed consolidated financial statements as of and for the nine-month period ended September 30, 2023. The unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read in conjunction with (i) the audited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (ii) the unaudited condensed consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2023.

The information in the “Historical” columns in the unaudited pro forma condensed consolidated balance sheet and the unaudited condensed consolidated statements of operations and comprehensive loss was derived from the Company’s historical consolidated financial statements and the accounting records for the GVB hemp/cannabis business as of date and for the periods presented and does not reflect any adjustments related to the transactions outlined below or related events.

The information in the “Pro Forma Adjustments” columns in the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations and comprehensive loss reflects additional pro forma adjustments that are directly attributable to the Divestiture Transaction and Financing Transactions, as defined below, which are factually supportable, and, with respect to the unaudited pro forma consolidated statements of operations and comprehensive loss, expected to have a continuing impact on the Company’s results. These adjustments are further described in the accompanying notes.

GVB Hemp/Cannabis Divestiture Transaction

On November 20, 2023, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Specialty Acquisition Corporation, a Nevada corporation (the “Buyer”) pursuant to which the Company agreed to sell substantially all of its GVB hemp/cannabis business (the “Purchased Interests”) for a purchase price of $2,250,000 (the “Purchase Price”).

Subsequently, on December 22, 2023, the Company entered into an Amendment to Equity Purchase Agreement (the “GVB Amendment”) pursuant to which the Company and the Buyer increased the Purchase Price to $3,100,00 (the “New Purchase Price”) (collectively the “Divestiture Transaction”).

The New Purchase Price consists of (i) a cash payment of $1,100,000 to the Company’s senior lender, on behalf of and at the direction of the Company and (ii) a 12% secured promissory note issued by the Buyer to the Company’s senior lender, on behalf of and at the direction of the Company, in an aggregate principal amount of $2,000,000 (the “Note”). The Note is payable in full on or before June 2024. Additionally, the Company funded the pre-closing expenses of the Purchased Interests in the amount of approximately $400,000.

The parties previously agreed that the Company would retain any insurance proceeds received in connection with the fire at the Grass Valley manufacturing facility (the “Insurance Proceeds”) and up to $2,000,000 of the Insurance Proceeds would be used to offset the Buyer’s portion of certain shared liabilities. Pursuant to the terms of the GVB Amendment, the Buyer will be entitled to offset its portion of certain shared liabilities up to $1,000,000, provided that the Insurance Proceeds exceed $5,000,000. The shared liabilities primarily relate to contract disputes and are accounted for as contingent liabilities. As of September 30, 2023, the Company is unable to reasonable estimate the amount of loss and does not believe it is probable that a liability has been incurred and therefore no pro forma adjustments are reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements. Additionally, the Insurance Proceeds are accounted for as a contingent gain recognized upon future resolution with the insurance broker, therefore no pro forma adjustments have been reflected in these Unaudited Pro Forma Condensed Consolidated Financial Statements.

Concurrent with executing the Divestiture Transaction, on December 22, 2023 the Company obtained the consent of its senior lender (the “Agent”) under the terms of its Senior Secured Credit Facility and entered into an Amendment Agreement (“JGB December Amendment”). Pursuant to the JGB December Amendment, the Company agreed to (i) pay to the Agent, a cash payment of $2,200,000 to reduce the outstanding principal of the Debentures (which includes the cash portion of the New Purchase Price paid directly to Agent by Buyer as described above), (ii) direct the Buyer to issue the Note to the Agent, on the Company’s behalf, (iii) assign the Insurance Proceeds to the Agent until the outstanding aggregate principal amount of the Debentures, plus accrued and unpaid interest, has been repaid in full; provided that the first $1,000,000 of Insurance Proceeds in excess of $5,000,000 shall be applied as stated above, and (iv) post-closing within 30 days enter into a deed in lieu of foreclosure agreement with respect to 224 acres of real property in Delta County, Colorado commonly known as Needle Rock Farms, resulting in a non-monetary exchange yielding further debt reduction of $1,000,000.

Additionally, the Company, the Purchasers and the Agent agreed to amend the Debentures to (i) allow the Purchasers to voluntarily convert the Debentures, in whole or in part, into shares of the Company’s common stock (“Voluntary Conversion Option”) on the earlier of (i) June 30, 2024 and (ii) the public announcement of a Fundamental Transaction, at a conversion price equal to the lower of (x) $1.00 per share and (y) the closing sale price of the Company’s common stock on June 29, 2024 (the “Conversion Price”), and (ii) include a mandatory prepayment of the outstanding principal of the Debentures in an amount equal to 20% of the net cash proceeds of any issuance by the Company of any of its stock, or other Equity Interests (as defined in the Debentures) or the incurrence or issuance of any indebtedness.

The Voluntary Conversion Option is subject to the approval of the Company’s stockholders and the Company is required pursuant to the JGB Amendment to use its commercially reasonable efforts to obtain such approval.

Additional terms of the JGB December Amendment include a financial covenant holiday through the third quarter of 2024 and revised certain covenants thereafter to reflect the sale of the Purchased Interests, including lowering the Company’s quarterly revenue targets.

The Divestiture Transaction constituted a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. Beginning with the fourth quarter of 2023, the GVB hemp/cannabis business’ historical financial results for the periods prior to the completion of the Transaction will be reflected in the Company’s consolidated financial statements as discontinued operations.

The following unaudited pro forma condensed consolidated balance sheet of the Company as of September 30, 2023 is presented as if the Divestiture Transaction occurred as of September 30, 2023 and gives effect to the elimination of the historical GVB hemp/cannabis business net assets due to the Divestiture Transaction, and debt repayments by the Company using the proceeds from the Divestiture Transaction as required by the Company’s Senior Secured Credit Facility.

The following unaudited pro forma condensed consolidated statements of operations and comprehensive loss of the Company for the nine-month period ended September 30, 2023 and for the fiscal year ended December 31, 2022 are presented as if the Divestiture Transaction had occurred as of January 1, 2022 and give effect to the elimination of the historical GVB hemp/cannabis financial results due to the Divestiture Transaction and debt repayments by the Company using the proceeds from the Divestiture Transaction as required by the Company’s Senior Secured Credit Facility.

Debt and Equity Financing Transactions (collectively the “Financing Transactions”)

During the fourth quarter of 2023, the Company completed material debt and equity related financing transactions. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated to reflect these transactions, in addition to the Divestiture Transaction aforementioned.

(1)	Senior Secured Credit Facility – October Amendment

On October 16, 2023, the Company entered into a Waiver and Amendment Agreement (the “October Credit Facility Amendment”) with each of the subsidiaries of the Company executing the Debentures, the Purchasers and the Agent, pursuant to which, among other things, (a) the Purchasers waived an event of default under Section 7(d) of the Debentures which required the Company to achieve revenue of at least $18.5 million for the quarter ended September 30, 2023 (the “waiver”), (b) the parties agreed to amend Schedule E of the Debentures to reduce the Revenue Target (as such term is defined in the Debentures), for the quarter ended December 31, 2023, to $15.5 million, and (c) the Company agreed to release to the Purchasers the $7.5 million that the Company was required to maintain in a separate account (the “Escrow Funds”) which Escrow Funds were be applied to, and reduce, the outstanding principal amount of the Debentures on a dollar-for-dollar basis.

Additionally, as additional consideration for the waiver, the Company agreed to assign, transfer and convey to the Agent, the Company’s entire right, title and interest in and to (i) the Promissory Note made by J&N Real Estate Company, L.L.C. (“J&N”) payable to the Company in the principal amount of $3.8 million and (ii) the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated June 30, 2021, between J&N, as borrower, for the benefit of the Company, as lender (collectively, the “Pledged Indebtedness”). Upon assignment of the Pledged Indebtedness, the Company recognized as a non-monetary transaction, $2.6 million of consideration in exchange to be applied as a $2.0 million reduction of the Put Price (as defined below) and $0.6 million reduction of the outstanding principal amount of Debentures.

In connection with the waiver, the Company and Purchasers agreed to exercise the outstanding put provision to redeem 166,667 Warrants for an aggregate put price equal to $2.5 million (the “Put Price”), which was concurrently reduced by $2.0 million, as described above, with the remaining $0.5 million payable by the Company on the Maturity Date. No cash was exchanged as a result of executing the October Amendment.

The Senior Secured Credit Facility – October Amendment transaction was filed on Form 8-K on October 16, 2023.

(2)	Increase in Authorized Shares

On October 16, 2023, our stockholders approved an amendment (the “Articles Amendment”) to our Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from thirty-three million three hundred thirty-three thousand and three hundred thirty-four (33,333,334) shares to sixty-six million, six hundred sixty-six thousand sixty hundred sixty-seven (66,666,667), which Articles Amendment was filed and effective with the Secretary of the State of Nevada on October 16, 2023.

The increase in authorized shares transaction was filed on Form 8-K on October 16, 2023.

(3)	October 2023- Public Equity Offering

On October 17, 2023, the Company entered into a securities purchase agreement with certain investors, pursuant to which the Company agreed to sell and issue, in a registered public offering, (i) an aggregate of 7,600,000 shares of the Company’s common stock, par value $0.00001 per share, (ii) warrants to purchase 20,000,000 shares of common stock (the “Common Warrants”) and (iii) pre-funded warrants to purchase 2,400,000 shares of common stock (the “Pre-Funded Warrants”). The Common Warrants have an exercise price of $0.525, are immediately exercisable and have a term of exercise equal to five years following the original issuance date. The Pre-Funded Warrants have an exercise price of $0.0001, are immediately exercisable and will be able to be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. The shares were offered at a combined public offering price of $0.525 per share and two accompanying Common Warrants. The Pre-Funded Warrants were offered at a combined public offering price of $0.5249 per Pre-Funded Warrant and two accompanying Common Warrants.

In addition, the Company issued the placement agent warrants to purchase up to 1,000,000 shares of common stock (equal to 10% of the aggregate number of shares and Pre-Funded Warrants sold in the offering) at an exercise price of $0.65625, which represents 125% of the public offering price per share and accompanying Common Warrant. The placement agent subsequently exercised all such warrants.

The October 2023 public equity offering transaction was filed on Form 8-K on October 18, 2023.

(4)	Warrant Inducement Offering

On November 28, 2023, the Company commenced a warrant inducement offering with the holders of the Company’s outstanding 31,779,654 warrants consisting of: (i) the common stock purchase warrants of the Company issued on or about June 22, 2023; (ii) the common stock purchase warrants of the Company issued on or about July 10, 2023; (iii) the common stock purchase warrants of the Company issued on or about July 21, 2023; and/or (iv) the common stock purchase warrants of the Company issued on or about October 19, 2023 (collectively, the “Existing Warrants”), which Existing Warrants are exercisable for an equal number of shares of common stock at an exercise price of $0.525.

The Company entered into warrant inducement agreements with certain holders of the Existing Warrants to purchase an aggregate of 15,317,386 shares of common stock at a reduced exercise price of $0.215. Pursuant to the warrant inducement agreements, the exercising holders of the Existing Warrants received 30,134,772 Inducement Warrants and the Company received aggregate net proceeds of approximately $3.0 million from the exercise of the Existing Warrants on or about November 29, 2023. The Company may receive additional proceeds to the extent that other holders exercise their Existing Warrants during the Inducement Period.

The warrant inducement offering transaction was filed on Form 8-K on November 29, 2023.

22nd Century Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2023

(amounts in thousands,)

	Historical
	22nd Century Group, Inc.	GVB Biopharma Divestiture	GVB Divestiture Transaction Pro Forma Adjustments (Note 2)		Debt and Equity Transactions Pro Forma Adjustments (Note 3)		Pro forma combined
ASSETS
Cash and cash equivalents	$2,850	$(797)	$695	2A	$4,623	3A	$8,124
			$(2,200)	2B	$2,953	3B
Restricted cash	$7,500	$-	$-		$(7,500)	3C	$-
Accounts receivable, net	$6,493	$(3,074)	$-				$3,419
Inventory, net	$15,955	$(3,931)	$-				$12,024
Insurance recoveries	$3,000	$-	$-				$3,000
Prepaid expenses and other assets	$4,818	$(1,277)	$2,000	2A			$3,542
			$(2,000)	2B
Total current assets	$40,616	$(9,079)	$(1,505)		$76		$30,108
Property, plant and equipment, net	$9,309	$(2,843)	$(2,049)	2E			$4,417
Operating leases right-of-use assets, net	$2,984	$-	$-				$2,984
Goodwill	$-	$-	$-				$-
Intangible assets, net	$6,900	$-	$-				$6,900
Investments	$682	$-	$-				$682
Other assets	$3,705	$(20)	$-		$(3,800)	3C	$195
					$310	3C
Total assets	$64,196	$(11,942)	$(3,555)		$(3,414)		$45,285

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable - current	$1,441	$(148)	$-				$1,293
Current portion of long-term debt	$18,165	$-	$(4,200)	2B	$(8,100)	3C	$9,301
			$(1,000)	2E
			$1,751	2F	$2,685	3D
Operating lease obligations	$1,097	$(427)	$-				$670
Accounts payable	$7,005	$(1,910)	$455	2D			$5,550
Accounts payable - intercompany	$-	$(18,975)	$(405)	2A	$-		$-
			$19,380	2C
Accrued expenses	$6,649	$(776)	$-				$5,873
Accrued payroll	$743	$(217)	$-				$526
Accrued excise taxes and fees	$2,693	$-	$-				$2,693
Deferred income	$704	$(344)	$-				$360
Other current liabilities	$1,263	$-	$-				$1,263
Total current liabilities	$39,760	$(22,797)	$15,981		$(5,415)		$27,529
Notes and loans payable	$156	$(153)	$-				$3
Operating lease obligations	$6,219	$(1,851)	$-				$4,368
Long-term debt	$-	$-	$-				$-
Other long-term liabilities	$4,266	$(627)	$-		$(2,000)	3C	$1,639
Total liabilities	$50,401	$(25,428)	$15,981		$(7,415)		$33,539

Shareholders' equity
Common stock, par value	$-						$-
Capital in excess of par value	$363,198	$(57,912)	$57,912	2C	$4,623	3A	$370,774
					$2,953	3B	$-
Accumulated other comprehensive loss	$(30)	$30	$-				$0
Accumulated deficit	$(349,373)	$71,368	$3,100	2A	$(890)	3C	$(275,796)
			$(77,292)	2C	$(2,685)	3D	$(83,232)
			$(455)	2D
			$(1,049)	2E
			$(1,751)	2F
Total shareholders' equity	$13,795	$13,486	$(19,535)		$4,001		$11,746
Total liabilities and shareholders’ equity	$64,196	$(11,942)	$(3,555)		$(3,414)		$45,285

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

 22nd Century Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

For the Nine Months Ended September 30, 2023

(amounts in thousands, except per share amounts)

	Historical
	22nd Century Group, Inc.	GVB Biopharma Divestiture	GVB Divestiture Transaction Pro Forma Adjustments (Note 2)		Debt and Equity Transactions Pro Forma Adjustments (Note 3)		Pro forma combined
Revenues, net	$63,200	$(36,523)	$-		$-		$26,677
Cost of goods sold	$68,688	$(38,655)	$-		$-		$30,033
Gross profit	$(5,488)	$2,132	$-		$-		$(3,356)
Operating Expenses:
Sales, general and administrative	$39,971	$(8,531)			$-		$31,440
Research and development	$4,923	$(115)			$-		$4,808
Other operating expense, net	$24,917	$(18,109)	$(130)	2H	$-		$6,678
Goodwill impairment	$33,360	$(29,091)			$-		$4,269
Total operating expenses	$103,171	$(55,846)	$(130)		$-		$47,195
Operating loss	$(108,659)	$57,978	$130		$-		$(50,551)
Other income (expense):
Other income, net	$23	$(17)	$-		$-		$6
Loss on non-monetary exchange	$-	$-	$-		$-		$-
Realized loss on short-term investment securities	$(41)	$-	$-		$-		$(41)
Interest income, net	$201	$-	$-		$-		$201
Interest expense	$(2,919)	$66	$280	2G	$836	3E	$(1,737)
Total other expense	$(2,736)	$49	$280		$836		$(1,571)
Loss before income taxes	$(111,395)	$58,027	$410		$836		$(52,122)
Income taxes	$46	$-	$-		$-		$46
Net loss	$(111,441)	$58,027	$410		$836		$(52,168)
Other comprehensive loss:
Unrealized gain (loss) on short-term investment securities	$71	$-	$-		$-		$71
Foreign currency translation	$(31)	$31	$-		$-		$-
Reclassification of realized losses to net loss	$41	$-	$-		$-		$41
Comprehensive loss	$(111,360)	$58,058	$410		$836		$(52,056)

Net loss per common share - basic and diluted	$(6.79)						$(1.01)
Weighted average common shares outstanding - basic and diluted (in thousands)	16,411				35,317		51,728

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

 22nd Century Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2022

(amounts in thousands, except per share amounts)

	Historical
	22nd Century	GVB Biopharma Divestiture	GVB Divestiture Transaction Pro Forma Adjustments (Note 2)		Pro forma combined
Revenues, net	$62,111	$(19,987)	$-		$42,124
Cost of goods sold	$60,937	$(19,776)	$-		$41,161
Gross profit	$1,174	$(211)	$-		$963
Operating Expenses:
Sales, general and administrative	$44,517	$(6,876)	$-		$37,641
Research and development	$6,561	$(96)	$-		$6,465
Other operating expense, net	$7,202	$(6,250)	$(1,046)	2H	$(94)
Total operating expenses	$58,280	$(13,222)	$(1,046)		$44,012
Operating loss	$(57,106)	$13,011	$1,046		$(43,049)
Other income (expense):
Unrealized loss on investments	$(5)	$-	$-		$(5)
Realized loss on Panacea investment	$(2,789)	$-	$-		$(2,789)
Other income, net	$71	$(71)	$-		$-
Realized loss on short-term investment securities	$(366)	$-	$-		$(366)
Interest income, net	$313	$-	$-		$313
Interest expense	$(353)	$298	$-		$(55)
Total other expense	$(3,129)	$227	$-		$(2,902)
Loss before income taxes	$(60,235)	$13,238	$1,046		$(45,951)
Income taxes	$(434)	$-	$-		$(434)
Net loss	$(59,801)	$13,238	$1,046		$(45,517)
Other comprehensive loss:
Unrealized gain (loss) on short-term investment securities	$(316)	$-	$-		$(316)
Foreign currency translation	$1	$(1)	$-		$-
Reclassification of realized losses to net loss	$366	$-	$-		$366
Comprehensive loss	$(59,750)	$13,237	$1,046		$(45,467)

Net loss per common share - basic and diluted	$(4.65)				$(3.54)
Weighted average common shares outstanding - basic and diluted (in thousands)	12,856				12,856

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

22nd Century Group, Inc. and Subsidiaries

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

(amounts in thousands, except per share amounts)

Note 1. Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the Divestiture Transaction, including the JGB December Amendment, and to the Financing Transactions, (2) factually supportable, and (3) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the results of the consolidated results of the parent, 22nd Century Group, Inc., subsequent to these transactions.

The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the divestiture, debt and equity related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of 22nd Century Group, Inc.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of 22nd Century Group’s shares outstanding, assuming the Divestiture Transaction and Financing Transactions occurred on January 1, 2022.

Note 2. GVB Hemp/Cannabis Divestiture Transaction

The following describes the “Pro Forma Adjustments” in connection with the disposition of the GVB hemp/cannabis business to give effect to the Divestiture Transaction and JGB December Amendment:

A.	Reflects the gross consideration received by the Company of $1.1 million cash less pre-funded expenses of $0.4 million and $2.0 million promissory note. After considering forgiveness of the intercompany accounts and equity elimination (see 2C), as well as reducing the sale proceeds by selling expenses (see 2D), the expected calculated loss on sale in these pro forma condensed consolidated financial statements is approximately $3.3 million.

Selling Price
Cash	$ 1,100,000
Closing Note	2,000,000
Total Consideration:	3,100,000
Less: NBV of Disposal Group	(5,924,655)
Less: Transaction costs	(455,000)
Loss on disposal	$ (3,279,655)

B.	As required by the Company’s Senior Secured Credit Facilities Debenture Agreements executed on March 3, 2023 and the JGB December Amendment, the Company is required to pay down indebtedness as a result of the Divestiture Transaction. This adjustment reflects repayment of $4.2 million of the Company’s outstanding principal balance comprised of assignment of the $2.0 million promissory note, and $1.1 million of cash consideration in the Divestiture Transaction, and $1.1 million of additional cash on-hand.

C.	Reflects forgiveness of intercompany accounts and investment in subsidiaries in connection with the Divestiture Transaction.

D.	Reflects the recognition of $0.5 million of transaction costs incurred by the Company in connection with the Divestiture Transaction. These transaction costs are recorded against retained earnings solely for purposes of this presentation. There is no continuing impact from these transaction costs on the combined results of operations of the Company and, as such, these transaction costs are not included in the unaudited pro forma consolidated statements of operations and comprehensive loss. These costs primarily relate to legal and other professional and consulting fees incurred, which are directly attributable to the Divestiture Transaction.

E.	In connection with the JGB December Amendment, reflects the assignment of $2.0 million of land and building net book value, and corresponding pay down of indebtedness on outstanding principal of $1.0 million. The Company will recognize a loss on the non-monetary transaction of $1.0 million. The write-off is recorded against retained earnings solely for purposes of this presentation.

F.	Reflects the $1.8 million of deferred financing costs related to the outstanding indebtedness as of September 30, 2023 that were written off when the debt was repaid. The write-off is recorded against retained earnings solely for purposes of this presentation.

G.	Reflects the elimination of the Company’s interest expense on the outstanding indebtedness that was repaid using the net proceeds from the Divestiture Transaction as described in footnote 2B and 2F above. Amounts were calculated using the effective interest rate in effect for the periods presented on the specific debt that was repaid.

H.	Reflects the elimination of transaction costs incurred by the Company in connection with historical acquisitions related to entities included in the Divestiture Transaction. As there is no continuing impact on the Company’s results, these costs were not included in the unaudited pro forma consolidated statement of operations and comprehensive loss. These costs primarily relate to investment banking fees and other professional and consulting fees incurred, which are directly attributable to the historical acquisitions.

Note 3. Debt and Equity Financing Transactions

The following describes the “Pro Forma Adjustments” in connection with material debt and equity financings to give effect to the Financing Transactions:

A.	Reflects the net cash proceeds of $4.6 million and increase in additional paid-in capital from the October 2023 - Public Equity Offering of 7,600,000 shares of common stock at $0.525 per share and 2,400,000 pre-funded warrants.

B.	Reflects the net cash proceeds of $3.0 million and increase in additional paid-in capital from the Warrant Inducement Offering, in which 15,317,386 warrants were exercised.

C.	In connection with the Senior Secured Credit Facility October Amendment, reflects the repayment of $7.5 million of restricted cash, assignment of $3.8 million promissory note less unamortized discount of $0.3 million, and corresponding pay down of indebtedness on outstanding principal of $8.1 million and redemption of the related warrant liability of $2.0 million. The Company will recognize a loss on the non-monetary transaction of $0.9 million. The write-off is recorded against retained earnings solely for purposes of this presentation.

D.	Reflects $2.7 million of deferred financing costs related to the outstanding indebtedness as of September 30, 2023 were written off when the debt was repaid. The write-off is recorded against retained earnings solely for purposes of this presentation.

E.	Reflects the elimination of the Company’s interest expense on the outstanding indebtedness that was repaid using the net proceeds from the Financing Transactions as described in footnote 3C and 3D above. Amounts were calculated using the effective interest rate in effect for the periods presented on the specific debt that was repaid.